Exhibit 99.1

SINTX Technologies Shares Select Preliminary Q4 2022 and Full Year 2022 Revenue Update

SALT LAKE CITY, Jan. 19, 2023 (GLOBE NEWSWIRE) — SINTX Technologies, Inc. (www.sintx.com) (NASDAQ: SINT) (“SINTX” or the “Company”), an original equipment manufacturer of advanced ceramics, announced today select preliminary unaudited financial results for the fourth quarter and full year ended December 31, 2022. These results are subject to the completion of the Company’s year-end financial reporting processes, reviews, and audit.

Preliminary unaudited estimated revenue was approximately $770k in Q4 2022 and $1.6 million for the year ended December 31, 2022. The Company continued quarter-on-quarter revenue growth throughout 2022 and exceeded the annual revenue of any prior year since selling the spine business in 2018.

Government contracts and grants in biomedical and technical ceramics fields made up $521k in Q4 2022 and $962k for the full year. Sources of commercial revenue included products for aerospace, energy, dental, and spine markets totaling $248k in Q4 2022 and $602k for the full year. SINTX’s recent acquisition in Maryland also made a large contribution to the overall revenue result.

SINTX anticipates new revenue sources in 2023 via continued growth in the aerospace and energy markets. In addition, the Company expects the Armor facility in Salt Lake City to be fully operational in Q1.

“We are very pleased to update our shareholders and other partners on our progress in 2022,” said Dr. Sonny Bal, President and CEO of SINTX. “The entire SINTX team worked very hard and executed against some significant opportunities. We are all very excited for the future of SINTX.”

About SINTX Technologies, Inc.

SINTX Technologies is an advanced ceramics company that develops and commercializes materials, components, and technologies for medical and technical applications. SINTX is a global leader in the research, development, and manufacturing of silicon nitride, and its products have been implanted in humans since 2008. Over the past two years, SINTX has utilized strategic acquisitions and alliances to enter into new markets. The Company has manufacturing facilities in Utah and Maryland.

For more information on SINTX Technologies or its silicon nitride material platform, please visit www.sintx.com.

Preliminary and Unaudited Nature of Reported Results

We have not yet completed the preparation of our financial statements for the fourth quarter and full year ended 2022. Our revenue expectations for the fourth quarter and full year ended 2022, are preliminary, unaudited and are subject to change based on the completion of ongoing internal control, review, and audit procedures. As a result, these amounts may differ materially from the amounts that will be reflected in the Company’s consolidated financial statements for the year ended December 31, 2022. Accordingly, you should not place undue reliance on this preliminary estimate.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA) that are subject to a number of risks and uncertainties, including the Company’s anticipation of new revenue sources in 2023 via continued growth in the aerospace and energy markets, and the Company’s expectation regarding when the Armor facility in Salt Lake City will be fully operational. These risks and uncertainties, many of which are beyond our control, include, among other things: our products may not prove to be as effective as other products currently being commercialized or to be commercialized in the future by competitors; risks inherent in manufacturing and scaling up to commercial quantities while maintaining quality controls; volatility in the price of SINTX’s common stock; the uncertainties inherent in new product development, including the cost and time required to commercialize such product(s); market acceptance of our products once commercialized; SINTX’s ability to raise funding and other competitive developments. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations, and beliefs. There can be no assurance that any of the anticipated results will occur on a timely basis or at all due to certain risks and uncertainties, a discussion of which can be found in SINTX’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 25, 2022, and in SINTX’s other filings with the SEC. SINTX undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report.

Business or Media Inquiries for SINTX

SINTX Technologies 801.839.3502

IR@sintx.com